Exhibit 10.2

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) dated March 28, 2016 by and between Lion Biotechnologies, Inc., a Nevada corporation (the “Company”) and Michael T. Lotze, MD (“Executive”) (either party individually, a “Party”; collectively, the “Parties”).

WHEREAS, the Company desires to retain the services of Executive to serve as the Company’s Chief Scientific Officer.

WHEREAS, the Parties desire to enter into this Agreement to set forth the terms and conditions of Executive’s employment by the Company and to address certain matters related to Executive’s employment with the Company;

WHEREAS, both the Company and the Executive have read and understood the terms and provisions set forth in this Agreement, and Executive acknowledges Executive has been afforded a reasonable opportunity to review this Agreement with Executive’s legal counsel to the extent desired;

NOW, THEREFORE, in consideration of the foregoing and the mutual provisions contained herein, and for other good and valuable consideration, the Parties hereto agree as follows:

1. Employment. Effective March 28, 2016 (the “Effective Date”), the Company hereby employs Executive, and Executive hereby accepts such employment, upon the terms and conditions set forth herein.

2. Duties.

2.1 Position. Executive shall be employed by the Company in the position of Chief Scientific Officer. Executive shall have the duties and responsibilities consistent with the position of Chief Scientific Officer and such other duties and responsibilities assigned by the Company’s Chief Executive Officer. Executive shall perform faithfully and diligently such duties as are reasonable and customary for Executive’s position, as well as such other duties as the Chief Executive Officer shall reasonably assign from time to time. Executive shall provide his services hereunder from the Company’s offices in Tampa, Florida and New York, New York, or from his home, as the Chief Executive Officer may hereafter direct or approve.

2.2 Best Efforts/Full-Time.

(a) Executive understands and agrees that Executive will faithfully devote Executive’s best efforts and substantially all of his time during normal business hours to advance the interests of the Company. Executive will abide by all policies duly adopted by the Company, as well as all applicable federal, state and local laws, regulations or ordinances. Executive will act in a manner that Executive reasonably believes to be in the best interest of the Company at all times. Executive further understands and agrees that Executive has a fiduciary duty of loyalty to the Company to the extent provided by applicable law and that Executive will take no action which materially harms the business, business interests, or reputation of the Company.

(b) Executive agrees that Executive will not directly engage in competition with the Company at any time during the existence of the employment relationship between the Company and Executive.

(c) Executive agrees that, except as set forth in Sections 2.2(d) and 2.2(e) below, during the term of this Agreement, Executive shall work exclusively for the Company. Consequently, Executive agrees to not accept employment, of any kind, from any person or entity other than the Company, and to not perform duties or render services to any person or entity other than the Company.

(d) Notwithstanding Sections 2.2(a) and 2.2(c) above, the Parties agree that during the term of this Agreement, Executive may remain an employee of the University of Pittsburgh on sabbatical status. As a result of his continued employment with the University of Pittsburgh, the Parties agree that Executive may dedicate time to perform certain, limited administrative matters related to his participation on a thesis committee. In no case shall this work exceed 24 hours per month.

(e) Notwithstanding Sections 2.2(a) and 2.2(c) above, the Parties agree that during the term of this Agreement, Executive may provide certain consulting services to third parties with whom Executive contracted prior to the Effective Date that Executive has disclosed to the Company. In no case shall such services (i) create a conflict of interest or apparent conflict of interest with Executive’s employment with the Company; (ii) violate Section 2.2(a)’s fiduciary obligations, Section 2.2(b) or Section 7 (it being understood that for the purposes of this subsection, the Restrictive Period shall include the Term of this Agreement); (iii) or exceed 10 hours per month.

3. At-Will Employment. Executive’s employment with the Company will be “at- will.” As a result, Executive is free to resign at any time, for any or no reason, as Executive deems appropriate. The Company will have a similar right and may terminate this Agreement and Executive’s employment at any time, with or without cause.

4. Term. Unless terminated earlier in accordance with Section 3, Executive’s employment shall be for a term (the “Term”) commencing on the Effective Date through one year from the Effective Date and shall automatically renew for successive one (1) year terms thereafter unless either party delivers written notice of termination to the other at least 60 days prior to the end of the initial term or successive term, as the case may be.

5. Compensation.

5.1 Base Salary. As compensation for the performance of all duties to be performed by Executive hereunder, the Company shall pay to Executive a base salary of $400,000.00 per year, less required deductions for state and federal withholding tax, social security and all other employment taxes and authorized payroll deductions, payable on a prorated basis as it is earned, in accordance with the normal payroll practices of the Company (the “Base Salary”).

5.2 Stock Options. As of the Effective Date, Executive shall receive stock options to purchase an aggregate of 225,000 shares of the Company’s common stock. To the extent legally permitted, the stock options shall be incentive stock options. The stock options will have an exercise price equal to the fair market value of the common stock on the later of the Effective Date or the date of approval by the Company’s Board of Directors. Provided that Executive is still employed with the Company on the following dates, 112,500 of the foregoing stock options will vest in three installments as follows: (i) twenty percent (20%) of the foregoing options, for the purchase of 22,500 shares, shall vest on one year anniversary of the Effective Date; (ii) thirty percent (30%) of the foregoing options, for the purchase of 33,750 shares, shall vest on two year anniversary of the Effective Date; and (iii) fifty percent (50%) of the foregoing options, for the purchase of 56,250 shares, shall vest on three year anniversary of the Effective Date. Of the remaining shares, 56,250 shares shall vest upon the successful enrollment of the Company’s first patient in a registration trial. The remaining 56,250 shares shall vest upon the successful submission of a BLA to the FDA. Upon the termination of your employment with the Company, except as provided herein, the unvested options will be forfeited and returned to the Company.

In addition to the foregoing grant of options, as a performance incentive, Executive shall also be entitled to receive stock option grants under the Company’s stock option plan in such amounts and upon such terms as shall be determined by the Board of Directors, in its sole discretion.

5.3 Incentive Compensation. Executive will be eligible to participate in the Company’s annual incentive compensation program (“Incentive Plan”) applicable to executive employees, as approved by the Board (the year in which the program is implemented, the “Plan Year”). The target potential amount payable to Executive under the Incentive Plan, if earned, shall be 37.5% of Base Salary.

Compensation under the Incentive Plan (“Incentive Compensation”) will be conditioned on the satisfaction of individual and Company objectives, as established in writing by the Company, and the condition that Executive is employed by Company on the Incentive Compensation payment date, which shall be on or before March 15th of the year following the Plan Year. The payment of any Incentive Compensation pursuant to this Section 5.3 shall be made in accordance with the normal payroll practices of the Company, less required deductions for state and federal withholding tax, social security and all other employment taxes and authorized payroll deductions.

5.4 Performance Review. The Company will periodically review Executive’s performance on no less than an annual basis and may increase (but not decrease) Executive’s salary or other compensation, as it deems appropriate in its sole and absolute discretion.

5.5 Customary Fringe Benefits. Executive understands and agrees that certain employee benefits may be provided to the Executive by the Company incident to the Executive's employment. Executive will be eligible for all customary and usual fringe benefits generally available to executive employees and all other employees of the Company subject to the terms and conditions of the Company’s benefit plan documents. Executive understands and agrees that any employee benefits provided to the Executive by the Company incident to the Executive's employment (other than Base Salary and Incentive Compensation) are provided solely at the discretion of the Company and may be modified, suspended or revoked at any time, without notice or the consent of the Executive, unless otherwise provided by law. Moreover, to the extent that these benefits are provided pursuant to policies or plan documents adopted by the Company, Executive acknowledges and agrees that these benefits shall be governed by the applicable employment policies or plan documents. The benefits to be provided to Executive shall include group health and dental insurance and participation in a 401- K plan.

5.6 Vacation Days. Executive will be eligible to receive 15 vacation days per year. Vacation time is an accrued benefit and will be paid out at termination in accordance with the Company’s standard policies. In addition, Executive will be eligible to receive two floating holidays per year.

5.7 Business Expenses. Executive will be reimbursed for all reasonable, out- of-pocket business expenses incurred in the performance of Executive’s duties on behalf of the Company, including travel-related expenses. To obtain reimbursement, expenses must be submitted promptly with appropriate supporting documentation in accordance with the Company’s policies.

6. Confidentiality and Proprietary Agreement. Executive agrees to abide by the Company’s Employee Proprietary Information and Inventions Agreement (the “Non-Disclosure Agreement”), which Executive has signed and is incorporated herein by reference.

7. Post-Employment Covenants.

7.1 Non-Competition. In consideration of the various covenants and obligations of the Company pursuant to this Agreement, for a period of 12 months following the termination of the Executive’s employment (the “Restrictive Period”), Executive shall not (either directly or indirectly as an employee, partner, officer, consultant, shareholder or otherwise of any corporation, governmental body, individual, partnership, limited liability company, trust or other entity) promote, distribute or sell any product or service or engage in any business activity that is the same as, substantially similar to or otherwise competitive with the business conducted by the Company and its subsidiaries as of the termination of Executive’s employment, that business being the research and/or commercialization of tumor infiltrating lymphocytes (TIL). Executive understands and agrees that in view of the Company’s worldwide business interests, this limitation similarly applies on a worldwide basis and that such worldwide limitation is reasonable and necessary.

7.2 Non-Solicitation. Executive agrees that during the Restrictive Period, Executive shall not:

(a) Solicit or in any manner encourage, either directly or indirectly, any employee or consultant of the Company to leave the Company for any reason; nor will he interfere in any other manner with the employment or business relationships at the time existing between the Company and its current or prospective employees or consultants; or

(b) Induce or attempt to induce any customer, supplier, distributor, licensee or other business affiliate of the Company to cease doing business with the Company or in any way interfere with the existing business relationship between any customer, supplier, distributor, licensee or other business affiliate and the Company.

7.3 Non-Disparagement. Executive agrees, at all times following the Effective Date, not to, directly or indirectly, on his behalf or on behalf of any other person or entity, (a) take any action which is intended, or could reasonably be expected, to harm, disparage, defame, slander, or lead to unwanted or unfavorable publicity for the Company, its subsidiaries or any of their respective affiliates, or its or their respective equityholders, directors, officers, members, managers, partners, employees, representatives or agents, or otherwise take any action which could reasonably be expected to detrimentally affect the reputation, image, relationships or public view of any such person or entity or (b) attempt to do any of the foregoing, or assist, entice, induce or encourage any other person or entity to do or attempt to do any activity which, were it done by Executive, would violate any provision of this Section 7.3; provided, however, that Executive shall not be prohibited by this Section 7.3 from (i) making truthful statements when required by order of a court or other body of competent jurisdiction or as required by law or (ii) solely within the context of seeking judicial enforcement of legal or contractual rights against a person or entity.

7.4 Remedies. Executive acknowledges that the duration of the Restrictive Period and the geographical area of the imposed restrictions are fair and reasonable and are reasonably required for the protection of the Company’s business interests, including its goodwill. The Executive (a) acknowledges that his failure to comply with any requirement of this Section 7 this Agreement will cause the Company irreparable harm and that a remedy at law for such a failure would be an inadequate remedy; and (b) consents to the Company’s obtaining from a court having jurisdiction specific performance, an injunction, a restraining order or any other equitable relief in order to enforce any such provision. The right to obtain such equitable relief shall be in addition to, and not in lieu of, any other remedy to which the Company is entitled under applicable law (including, but not limited to, monetary damages). If any court of competent jurisdiction shall at any time deem the term of this Agreement or any particular provision set forth in this Section 7 too lengthy or the territory too extensive, the other provisions of this Agreement shall nevertheless stand, the Restrictive Period herein shall be deemed to be the longest period permissible by law under the circumstances and the territory herein shall be deemed to comprise the largest territory permissible by law under the circumstances. The court in each case shall reduce the time period and/or territory to the permissible duration or size, and the Executive shall be bound by such reformed terms.

8. General Provisions.

8.1 Representations. Executive represents and warrants that the terms of this Agreement and Executive’s performance of the duties contemplated by this Agreement do not and will not conflict with any of Executive’s obligations to any third parties including, but not limited to, previous or current employers or entities to whom Executive has provided or is currently providing consulting services. Executive agrees not to disclose or use any trade secrets or other proprietary or confidential information of any other employer, person, firm, corporation, institution or other third party in connection with his employment by the Company or the duties contemplated by this Agreement. If Executive is an employee of or consultant or advisor to any other person, firm, corporation, institution or other third party, Executive represents and warrants that Executive is permitted to enter into this Agreement and provide services to the Company and that such actions will not violate any agreement, contract or understanding.

8.2 Successors and Assigns. The rights and obligations of the Company under this Agreement shall inure to the benefit of and shall be binding upon the successors and assigns of the Company. Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement.

8.3 Waiver. Either party's failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

8.4 Attorney’s Fees. In the event of any dispute or claim relating to or arising out of Executive’s employment relationship with Company, this Agreement, or the termination of Executive’s employment with Company for any reason, the prevailing party in any such dispute or claim shall be entitled to recover its reasonable attorney’s fees and costs.

8.5 Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

8.6 Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. Executive has participated in the negotiation of the terms of this Agreement. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement.

8.7 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the United States and the internal laws of the State of New York.

8.8 Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (a) by personal delivery when delivered personally; (b) by overnight courier upon written verification of receipt; (c) by telecopy, facsimile transmission, or electronic transmission such as e-mail, upon acknowledgment of receipt of electronic transmission; or (d) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to the addresses set forth below each party’s signature, or such other address as either party may specify in writing.

8.9 Entire Agreement. This Agreement constitutes the entire agreement between the Parties relating to this subject matter and supersedes all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of Executive and the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

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THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

EXECUTIVE:

By:	/s/ Dr. Michael T. Lotze
Dr. Michael T. Lotze

COMPANY:

Lion Biotechnologies, Inc.

By:	/s/ Elma Hawkins

Name:	Elma Hawkins
Title:	President & Chief Executive Officer
112 W. 34th Street, 18th Floor
New York, NY 10120